Exhibit 10.3

FORM OF COINBASE PRIME BROKER AGREEMENT

General Terms and Conditions

1.	Introduction

1.1	This agreement dated as of [ ], 2026 (the “Effective Date”) (including, the Coinbase Custody Services Agreement attached hereto as Exhibit A (the “Custody Agreement”), the Coinbase Master Trading Agreement attached hereto as Exhibit B (the “MTA”), and all other exhibits, addenda, and supplements attached hereto or referenced herein, (collectively, the “Coinbase PBA”)), is entered into by and between each entity listed in Schedule A, (each a “Client” and referred to together herein as the “Client”, except as otherwise expressly indicated), and Coinbase, Inc. (“Coinbase”), for and on behalf of itself and on behalf of Coinbase Custody Trust Company, LLC (“Coinbase Custody”), and, if applicable, Coinbase Credit, Inc. (“Coinbase Credit,”) or Coinbase Custody International Ltd. (“CCI”) and collectively with Coinbase and Coinbase Custody, the “Coinbase Entities”). This Coinbase PBA shall constitute separate agreements, each between a single Client and the Coinbase Entities, as if such Client had executed a separate Coinbase PBA naming only itself as the Client, and no Client shall have any liability for the obligations of any other Client.

1.2	This Coinbase PBA sets forth the terms and conditions pursuant to which the Coinbase Entities will provide to Client custody, trade execution, lending, post-trade credit (if applicable), and other services (collectively, the “PB Services”) for certain digital assets (“Digital Assets”) and cash as set forth herein. As part of the PB Services, Coinbase will establish and maintain for Client the Trading Account (as defined and described in Section 2 of the MTA), and Coinbase Custody will establish and maintain for Client the Vault Account (as defined and described in Sections 1.1 and 2 of the Custody Agreement) (collectively with the Trading Account, the “Accounts”).

1.3	Client’s Digital Assets are referred to as “Client Digital Assets,” Client’s cash is referred to as “Client Cash,” and Client Digital Assets and Client Cash are together referred to as “Client Assets.”

1.4	Client and the Coinbase Entities (individually or collectively, as the context requires) may also be referred to as a “Party.” Capitalized terms not defined in these General Terms and Conditions (the “General Terms”) shall have the meanings assigned to them in the respective exhibit, addendum, or supplement. Any singular term in this Coinbase PBA will be deemed to include the plural, and any plural term the singular and the words “such as,” “include,” “includes,” or “including” are deemed to be followed by the words “without limitation,” whether or not expressly stated. The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the event of a conflict between these General Terms and any exhibit, addendum, or supplement hereto, the document governing the specific relevant PB Service shall control in respect of such PB Service.

2.	Conflicts of Interest Acknowledgement

Client acknowledges that the Coinbase Entities may have actual or potential conflicts of interest in connection with providing the PB Services including that (i) Orders (as such term is defined in the MTA) may be routed to Coinbase’s exchange platform where Orders may be executed against other Coinbase clients or with Coinbase acting as principal, (ii) the beneficial identity of the purchaser or seller with respect to an Order is unknown and therefore may be another Coinbase client, (iii) Coinbase does not engage in front-running, but is aware of Orders or imminent Orders and may execute a trade for its own inventory (or the account of an affiliate) while in possession of that knowledge; provided that, in no event shall any Coinbase Entity use any Client Confidential Information to execute a trade for its own inventory (or the account of an affiliate), and (iv) Coinbase may act in a principal capacity with respect to certain Orders (e.g., to fill residual Order size when a portion of an Order may be below the minimum size accepted by the CTV (as defined in Section 1.1 of the MTA)). As a result of these and other conflicts, the Coinbase Entities may have an incentive to favor their own interests and the interests of their affiliates over a particular client’s (including Client’s) interests. Coinbase has in place certain policies and procedures that are designed to mitigate such conflicts. To manage this risk, Coinbase has implemented and maintains policies, processes and controls, including the use of separate teams and an information barrier between the agency trading business and principal trading at Coinbase, intended to avoid any conflicts of interest and ensure compliance with applicable law and regulation. Notwithstanding anything herein to the contrary, the Coinbase Entities shall execute trades pursuant to such policies and procedures; provided that the Coinbase Entities (a) shall execute (i) any marketable orders sent by Client and (ii) any other pending Client orders received by the Coinbase Entities that become marketable, and (b) shall not knowingly enter into a transaction for the benefit of (x) the Coinbase Entities, or (y) any other client received after Client's order, ahead of any order received from Client. For purposes of the foregoing, a marketable order is a sell order equivalent to or better than the best bid price, or a buy order equivalent to or better than the best ask price, on any Connected Trading Venue (or any venue that a Coinbase Entity may use) at a given moment.

3.	Account Statements

Coinbase will make available to Client an electronic account statement every month. Each account statement will identify the amount of cash and each Digital Asset credited to Client’s Accounts at the end of the period and set forth of Client’s activity during that period.

4.	Client Instructions

4.1	In a written notice to the relevant Coinbase Entity, Client may designate persons or entities authorized to act on behalf of Client with respect to the PB Services (the “Authorized Representative”). Upon such designation, the Coinbase Entities may rely on the validity of such appointment until such time as Coinbase receives Instructions from Client revoking such appointment or designating a new Authorized Representative.

4.2	The Coinbase Entities may only act upon instructions duly received from Client or Client’s Authorized Representative (“Instructions”) provided that such Instructions are received by the Coinbase Entities pursuant to the reasonable security procedures set forth by Coinbase Entities (“Security Procedures”), which may involve two-factor authentication and messaging only through certain Coinbase systems. For the avoidance of doubt, the Coinbase Entity shall only act upon Instructions if the Coinbase Entity reasonably believes that such Instructions have been provided by Client’s Authorized Representatives and have been authorized and approved in accordance with Coinbase’s multi-approval authorization process. When taking action upon Instructions, the applicable Coinbase Entity shall act in a reasonable manner, and in conformance with the following: (a) Instructions shall continue in full force and effect until executed, canceled, or superseded; (b) if any Instructions are ambiguous, the applicable Coinbase Entity shall as soon as reasonably practicable notify Client or Client’s Authorized Representative of any ambiguity and may refuse to execute such Instructions until any such ambiguity has been resolved to the Coinbase Entity’s reasonable satisfaction; (c) the Coinbase Entities may refuse to execute Instructions if in the applicable Coinbase Entity’s reasonable opinion such Instructions are outside the scope of its obligations under this Coinbase PBA or are contrary to any applicable law, rule, regulation, court order, or binding order of a government authority, provided that it shall, as soon as reasonably practicable, notify Client or Client’s Authorized Representative of its decision to refuse to execute such Instruction and its basis for the foregoing (provided such notification is not prohibited under law, a government order or similar binding legal or regulatory order); and (d) the Coinbase Entities may rely on any Instructions, notice, or other communication believed by it in good faith to be given by Client or Client’s Authorized Representative. Client shall be fully responsible and liable for, and the Coinbase Entities shall have no liability with respect to, any and all Claims and Losses (each as defined below) arising out of or relating to inaccurate or ambiguous Instructions. If Client is a trust, Client agrees that the Coinbase Entities shall have no liability for following the trustee’s Instructions.

4.3	Each Coinbase Entity will comply with Client’s Instructions to stake, stack, or vote Client Digital Assets to the extent the applicable Coinbase Entity supports proof of stake validation, proof of transfer validation, or voting for such Digital Assets. The Coinbase Entities may, in their sole discretion, decide whether or not to support or cease supporting staking services, stacking, or voting for a Digital Asset; provided that in each case where the Coinbase Entities have decided to change their practices with respect to staking, stacking or voting for one or more Digital Assets, the relevant Coinbase Entity shall inform the Client, provided that (i) such notice is being given to all Clients of the PB Services, and (ii) that such notice may be in the same form and manner as Coinbase provides to its other Clients.

5.	Representations, Warranties, and Additional Covenants

The Client represents, warrants, and covenants (which shall be deemed to repeat each of the following on each day on which it provides an Instruction) that:

5.1	Client has the full power, authority, and capacity to enter into this Coinbase PBA and to engage in transactions with respect to all Digital Assets relating to the PB Services;

5.2	To the best of its knowledge, Client is and shall remain in material compliance with all applicable laws, rules, and regulations in each jurisdiction in which Client operates or otherwise uses the PB Services, including U.S. securities laws and regulations, as well as any applicable state and federal laws, including applicable AML and Sanctions Laws and Regulations (as defined below), and other applicable anti-terrorism statutes, regulations, and conventions of the U.S. or other international jurisdictions; provided that any violation or alleged violation of law by Client resulting from or in connection with (a) Client’s use of the services provided by the Coinbase Entities pursuant to this Coinbase PBA and (b) Coinbase’s violation of Section 5.25 hereof, shall not be in violation of this Section 5.2;

5.3	Client is and shall remain in good standing with all relevant government agencies, departments, regulatory, self-regulatory, and supervisory bodies in all relevant jurisdictions in which it does business, and to the extent relevant and material to its performance hereunder or its use of the PB Services, it will promptly notify Coinbase if it ceases to be in good standing with any regulatory authority;

5.4	Client is not a resident in or organized under the laws of any country that is the subject of comprehensive economic sanctions imposed by the U.S., the United Nations, the European Union, or the United Kingdom (collectively, “Sanctions Regimes”), nor is it a person or entity that is, or is owned or controlled by one or more persons, entities or governments that are, the subject of economic sanctions issued by an applicable Sanctions Regime;

5.5	To the extent required by applicable law, it has implemented an AML and sanctions program that is reasonably designed to comply with applicable AML, anti-terrorist, anti-bribery/corruption, and Sanctions Regime laws and regulations, including, but not limited to, the Bank Secrecy Act, as amended by the USA PATRIOT Act (collectively, “AML and Sanctions Laws and Regulations”). Said program includes: (a) a customer due diligence program designed to identify and verify the identities of Client’s customers; (b) enhanced due diligence on high-risk customers, including but not limited to customers designated as politically exposed persons; (c) processes to conduct ongoing monitoring of customer transactional activity and report, as required by applicable law, any activity deemed to be suspicious; (d) ongoing customer sanctions screening against applicable Sanctions Regimes lists; and (e) processes to maintain records related to the above controls as required by applicable law;

5.6	To the best of its knowledge, Client does not maintain any asset in an Account which is derived from any unlawful activity and it will use commercially reasonable efforts not to instruct or otherwise cause Coinbase to hold any assets or engage in any transaction that would cause Coinbase to violate applicable laws and regulations, including applicable AML and Sanctions Laws and Regulations;

5.7	Client shall reasonably promptly provide such information as the Coinbase Entities may reasonably request from time to time regarding: (a) its policies, procedures, and activities which relate to the PB Services, including information on Client’s underlying customers, where applicable; and (b) its use of the PB Services, in each case to the extent reasonably necessary for the Coinbase Entities to comply with any applicable laws, rules, and regulations (including money laundering statutes, regulations, and conventions of the U.S. or other jurisdictions), or the guidance or direction of, or request from, any regulatory authority or financial institution, provided that such information may be redacted to remove Confidential information not relevant to the scope of this Agreement;

5.8	Client’s use of the PB Services shall be for commercial, business purposes to the extent relevant or material to either Party’s performance under this Coinbase PBA or the Client’s use of the PB Services, and shall not include any personal, family, or household purposes. It shall promptly notify Coinbase in writing in the event it intends to use the PB Services in connection with any business activities not previously disclosed to Coinbase. Coinbase may, in its sole discretion, prohibit Client from using the PB Services in connection with any business activities not previously disclosed;

5.9	Client’s Authorized Representatives have the: (a) full power, authority, and capacity to access and use the PB Services; and (b) appropriate sophistication, expertise, and knowledge necessary to understand the nature and risks, and make informed decisions, in respect of Digital Assets and the PB Services;

5.10	This Coinbase PBA is a legal, valid, and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

5.11	Client has not relied on any Coinbase Entity for any investment, legal, tax, or accounting advice, and Client is solely responsible, and shall not rely on any Coinbase Entity, for determining whether any investment, investment strategy, transaction, legal consideration, or tax or accounting treatment involving any assets (including Digital Assets) is appropriate for Client based on its investment objectives, financial circumstances, risk tolerance, legal considerations, and tax or accounting consequences;

5.12	Client has duly appointed and authorized the individual(s) whose signatures are stated below to execute and deliver this Coinbase PBA;

5.13	Client has the right to deliver any assets it transfers to a Coinbase Entity and all such assets are free and clear of all liens, claims, and encumbrances and Client will not cause or allow any of the Accounts, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages, or encumbrances of any nature (other than liens solely in favor of any of the Coinbase Entities);

5.14	To the best of Client’s knowledge, there is no pending action, suit, or proceeding at law or in equity or before any court, tribunal, governmental body, agency, official, or arbitrator against Client that is likely to affect the legality, validity, or enforceability against it of this Coinbase PBA or the ability of Client to perform its obligations hereunder;

5.15	Unless it advises Coinbase to the contrary in writing, at all times, none of Client’s assets constitute, directly or indirectly, plan assets subject to the fiduciary responsibility and prohibited transaction sections of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), the prohibited transaction provisions of the Internal Revenue Code of 1986, as amended, or any federal, state, local, or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, and Client shall immediately provide Coinbase with a written notice in the event that it becomes aware that it is in breach of the foregoing;

5.16	To the extent Client provides a Coinbase Entity with Instructions (which may include standing Instructions) to implement a vesting or lockup schedule for a particular token in connection with Client's obligations to a token issuer, such vesting or lockup schedule (and any subsequent changes made by Client to the vesting or lockup schedule, if any) will accurately reflect the terms of Client’s obligations to the token issuer; and

5.17	Client will promptly inform Coinbase in writing if any of the above representations, warranties, and covenants cease to be true.

For the avoidance of doubt, each Client has made each of the above representations and warranties in Sections 5.1 through 5.18 (inclusive) solely as to itself and not as to any other Client.

Coinbase, on behalf of itself and each other Coinbase Entity, represents, warrants, and covenants that:

5.18	Coinbase possesses and will maintain all licenses, registrations, authorizations, and approvals required by any applicable government agency or regulatory authority for it to operate its business and provide the PB Services;

5.19	Coinbase will not, directly or indirectly, lend, pledge, hypothecate, rehypothecate or otherwise alienate or transfer Client Assets unless otherwise agreed in writing by Client;

5.20	Coinbase has the full power, authority, and capacity to enter into and be bound by this Coinbase PBA;

5.21	This Coinbase PBA is a legal, valid, and binding obligation, enforceable against it in accordance with its terms;

5.22	Other than the rights set forth in Section 10 and Section 19 of this Coinbase PBA and the rights set forth in Appendix 1 attached hereto, Coinbase has no right, interest, or title in Client’s Digital Assets;

5.23	Coinbase will maintain adequate capital and reserves to the extent required by applicable law;

5.24	Coinbase will not make any public statement, including any press release, media release, or blog post which mentions or refers to Client or a partnership between Coinbase and Client, without the prior written consent of Client;

5.25	To the best of its knowledge, Coinbase is and shall remain in compliance in all material respects with all applicable laws, rules, and regulations in each jurisdiction in which Coinbase operates, including U.S. securities laws and regulations, as well as any applicable state and federal laws, including applicable AML and Sanctions Laws and Regulations, USA Patriot Act and Bank Secrecy Act requirements, and other anti-terrorism statutes, regulations, and conventions of the United States or other international jurisdictions;

5.26	Coinbase is not a resident in or organized under the laws of any country that is the subject of comprehensive economic sanctions imposed by the Sanctions Regimes, nor is it a person or entity that is, or is owned or controlled by one or more persons, entities or governments that are, the subject of economic sanctions issued by an applicable Sanctions Regime;

5.27	Its performance under this Coinbase PBA will not breach (a) any agreement between it and a third party; (b) any obligation of confidentiality regarding the proprietary information of a third party or (c) any third party intellectual property rights;

5.28	Reserved.

5.29	To the best of Coinbase’s knowledge, it is currently in good standing with all relevant government agencies, departments, regulatory, self-regulatory and supervisory bodies in all relevant jurisdictions in which it does business, including, as applicable, the Financial Industry Regulatory Authority, the Municipal Securities Rulemaking Board, the Securities Investor Protection Corporation, the National Futures Association, the Commodity Futures Trading Commission, the Securities and Exchange Commission, Federal Deposit Insurance Corporation, and the New York State Department of Financial Services;

5.30	To the extent permitted by law, Coinbase shall promptly notify the Client in writing if, in connection with this Agreement, (i) Coinbase blocks or freezes property or assets pursuant to Sanctions Regime laws and regulations and/or reports it to an applicable Sanctions Regime authority, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, and (ii) if it identifies, in connection with this Agreement, any suspicious activity or any activity that may require further review to determine whether Morgan Stanley Investment Management, Inc., as delegated sponsor for and on behalf of each of (i) Morgan Stanley Ethereum Trust, has any reporting obligations related to the activity; and

5.31	It will promptly provide such information as Client reasonably requests from time to time regarding the use of the PB Services, to the extent required to comply with any applicable laws, rules and regulations; provided that such information may be redacted to remove Confidential Information not relevant to the requirements of this Coinbase PBA.

For the avoidance of doubt, Coinbase, on behalf of itself and each other Coinbase Entity, has made each of the above representations and warranties in Sections 5.19 through 5.30 (inclusive) to each Client individually.

6.	No Investment Advice or Brokerage

6.1	Client assumes responsibility for each transaction executed by or for it in connection with this Coinbase PBA. For the avoidance of doubt, nothing in this paragraph is intended to modify Coinbase's responsibility for carrying out Client's Instructions in accordance with Section 4. Client understands and agrees that none of the Coinbase Entities is acting as a “broker” as defined in the Securities Exchange Act of 1934 or as an investment adviser as defined in the Investment Advisers Act of 1940 (the “Investment Advisers Act”) with respect to their activities in connection with this Coinbase PBA, and except as expressly set forth herein, the Coinbase Entities have no liability, obligation, or responsibility whatsoever for Client decisions relating to the PB Services. Client should consult its own legal, tax, investment, and accounting professionals.

6.2	While the Coinbase Entities may make certain general information available to Client (including Market Data, as defined in Section 7 of the MTA), the Coinbase Entities are not providing and will not provide Client with any investment, legal, tax, or accounting advice regarding Client’s specific situation. Except as expressly set forth herein, the Coinbase Entities shall have no liability, obligation, or responsibility whatsoever regarding any decision to enter into in any transaction with respect to any asset (including Digital Assets).

7.	Opt-In to Article 8 of the Uniform Commercial Code

Each item of property (including Client Assets) credited to an Account will be treated as “financial assets” under Article 8 of the New York Uniform Commercial Code (“Article 8”). Coinbase and Coinbase Custody are “securities intermediaries,” the Accounts are each “securities accounts,” and Client is an “entitlement holder” under Article 8. This Coinbase PBA sets forth how the Coinbase Entities will satisfy their Article 8 duties. Treating property in the Accounts as financial assets under Article 8 does not determine the characterization or treatment of such property under any other law or rule. New York will be the securities intermediary’s jurisdiction with respect to Coinbase and Coinbase Custody, and New York law will govern all issues addressed in Article 2(1) of the Hague Securities Convention. Coinbase and Coinbase Custody will credit Client with any payments or distributions on any Client Assets it holds for Client’s Accounts, unless (i) the payment or distribution is an Advanced Protocol (as defined below) that Coinbase does not support (as described in Section 14.2), (ii) Coinbase lacks the technological capabilities to provide Client with these payments or distributions, or (iii) Coinbase cannot deliver the distributions for legal or other reasons that make providing such distributions impossible or impracticable. Coinbase and Coinbase Custody will comply with Client’s Instructions with respect to Client Assets in the Accounts, subject to the terms of this Coinbase PBA, and related Coinbase rules, including the Prime Trading Rules (as defined in preamble to the MTA).

8.	General Use, Security and Prohibited Use

8.1	Prime Broker Site and Content. During the term of this Coinbase PBA, the Coinbase Entities hereby grant Client a limited, nonexclusive, non-transferable, non-sublicensable, revocable, and royalty-free license, subject to the terms of this Coinbase PBA, to access and use the Coinbase Prime Broker Site accessible at prime.coinbase.com (the “Coinbase PB Site”) and related content, materials, Market Data, and information (collectively, the “Content”) solely for Client’s internal business use and other purposes as permitted by Coinbase in writing from time to time. Any other use of the Coinbase PB Site or Content is hereby prohibited. All other right, title, and interest (including all copyright, trademark, patent, trade secrets, and all other intellectual property rights) in the Coinbase PB Site, Content, and PB Services is and will remain the exclusive property of the Coinbase Entities and their licensors. Client shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the PB Services or Content, in whole or in part. “Coinbase,” “Coinbase Prime,” “prime.coinbase.com,” and all logos related to the PB Services or displayed on the Coinbase PB Site are either trademarks or registered marks of the Coinbase Entities or their licensors. Client may not copy, imitate, or use them without Coinbase’s prior written consent. The license granted under this Section will automatically terminate upon termination of this Coinbase PBA, or the suspension or termination of Client’s access to the Coinbase PB Site or PB Services. Coinbase may not use the Client’s logos, trademarks, copyrights or other intellectual property without the prior written consent of Client.

8.2	Supported Digital Assets. Coinbase determines in its sole discretion which Digital Assets to support for use with the Trading Services (as defined in the preamble to the MTA), as specified on the Coinbase PB Site. Not all Digital Assets supported for Custodial Services (as defined in Section 1.1 of the Custody Agreement) are also supported for Trading Services.

8.3	Use of the Coinbase PB Site. Client agrees to access and use the Coinbase PB Site to review any Orders, deposits, or withdrawals or required actions to confirm the authenticity of any communication or notice from the Coinbase Entities.

8.4	Unauthorized Users. Client shall not permit any person or entity that is not Client or an Authorized Representative (each, an “Unauthorized User”) to access, connect to, or use the Coinbase PB Site or the PB Services. Except to the extent caused by a Coinbase Entity's gross negligence, fraud, or willful misconduct, the Coinbase Entities shall have no liability, obligation, or responsibility whatsoever for, and Client shall be fully responsible and liable for, any and all Claims and Losses arising out of or relating to the acts and omissions of any Unauthorized User in respect of the Coinbase PB Site or the PB Services. Client shall notify Coinbase immediately if Client believes or becomes aware that an Unauthorized User has accessed, connected to, or used the Coinbase PB Site or the PB Services (each such notification, an “Access Compromise Notice”) and request that the Client’s Prime Broker Account is suspended. Upon the suspension of the Client’s Prime Broker Account, Client shall not be responsible for any subsequent act or omission of the Unauthorized User responsible for the initial suspension of the Prime Broker Account. Upon the cessation of the suspension of the Client’s Prime Broker Account then the Client’s obligations under this Section 8.4 will resume. Coinbase shall use commercially reasonable efforts to cancel, terminate or otherwise disable the unauthorized access method as soon as reasonably practicable but in no event later than two Business Days following receipt of an Access Compromise Notice.

8.5	Password Security; Contact Information. Client is fully responsible for maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers (PINs), API keys, YubiKeys, other security or confirmation information or hardware, and any other codes that Client or an Authorized Representative uses to access the Coinbase PB Site or the PB Services. Client agrees to keep Client’s email address and telephone number on the Coinbase PB Site up to date in order to receive any notices or alerts that the Coinbase Entities may send to Client. Client shall be fully responsible for, and the Coinbase Entities shall have no liability, obligation, or responsibility whatsoever for, any Losses that Client may sustain due to compromise of Client’s login credentials. In the event Client believes Client’s login credentials or other information with respect to the Coinbase PB Site or the PB Services has been compromised, Client must contact Coinbase immediately.

8.6	AML and Sanctions Compliance: The Coinbase Entities have adopted and implemented, and will continue to maintain and implement, compliance programs reasonably designed to comply with AML and Sanctions Laws and Regulations. Such programs provide additional protections to ensure that the Client and its sponsor do not transact with any individual or entity that is, or is owned or controlled by one or more individuals or entities that are, (i) resident in or organized under any country that is the subject of comprehensive economic sanctions imposed by the Sanctions Regimes, or (ii) the subject of economic sanctions issued by an applicable Sanctions Regime. The Coinbase Entities perform Know-Your-Transaction (“KYT”) screening using blockchain analytics to identify, detect, and mitigate the risk of transacting with a sanctioned or other unlawful actor, and the Coinbase Entities will apply such KYT screening processes to all Digital Assets that are delivered to the Client’s Accounts.

8.7	Prohibited Use. Client will comply with the Prohibited Use Policy found at https://www.coinbase.com/legal/prohibited_use and the Coinbase Entities shall provide the Client with commercially reasonable notice of amendments and/or updates to such policy to the same extent and in the same manner as provided to all other Clients of the PB Services.

9.	Taxes

9.1	Taxes. Except as otherwise expressly stated herein, Client shall be fully responsible and liable for, and the Coinbase Entities shall have no liability, obligation, or responsibility whatsoever for, the payment of any and all present and future tariffs, duties, or taxes (including withholding taxes, transfer taxes, stamp taxes, documentary taxes, value added taxes, personal property taxes, and all similar costs) imposed or levied by any government or governmental agency (collectively, “Taxes”) and any related Claims and Losses or the accounting or reporting of income or other Taxes arising from or relating to any transactions Client conducts through the PB Services. Client acknowledges that Coinbase shall have no responsibility to file any tax returns, reports, and disclosures required by applicable law for Client.

9.2	Withholding Tax. Except as required by applicable law, each payment under this Coinbase PBA or collateral deliverable by Client to any Coinbase Entities shall be made, and the value of any collateral or margin shall be calculated, without withholding or deducting of any Taxes. If any Taxes are required to be withheld or deducted, Client (a) authorizes the Coinbase Entities to effect such withholding or deduction and remit such Taxes to the relevant taxing authorities and (b) shall pay such additional amounts or deliver such further collateral as necessary to ensure that the actual net amount received by the Coinbase Entities is equal to the amount that the Coinbase Entities would have received had no such withholding or deduction been required. Client agrees that the Coinbase Entities may disclose any information with respect to Client Assets and the PB Services, including the Accounts and Client’s transactions and Orders, required by any applicable taxing authority or other governmental entity, provided that such disclosure is limited to information that is legally required to be disclosed to the applicable taxing authority or other governmental entity. Client agrees that the Coinbase Entities may withhold or deduct Taxes as may be required by applicable law. From time to time, Coinbase Entities shall ask Client for tax documentation or certification of Client’s taxpayer status as required by applicable law, and any failure by Client to comply with this request in the time frame identified may result in withholding or remission of taxes to a tax authority as required by applicable law. Coinbase will provide Client tax receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Client to establish that such taxes have been paid.

10.	PB Services Fees

10.1	Client agrees to pay all undisputed commissions and fees in connection with Orders and the PB Services on a timely basis. This includes the fees set out in the Fee Schedule, as amended from time-to-time, pass-through fees such as bank fees, and network fees (as calculated by the Coinbase Entities in their sole discretion). If such fees remain unpaid following the payment date, Client authorizes the Coinbase Entities to deduct any such unpaid amounts from Client’s Accounts. The Coinbase Entities will in their sole discretion determine the appropriate level of rounding of amounts to minimize any rounding error. In the event that Client in good faith disputes any commissions or fees owed under this Coinbase PBA, Client shall provide notice in writing to the appropriate Coinbase Entity within seven (7) days of an applicable Order. The undisputed portion of the commissions and fees of an applicable Order shall be paid in accordance with the payment terms set forth in this Section 10 and the disputed portion of any commissions and fees shall be resolved by the Parties within seven (7) days of the notice and that agreed upon amount shall be paid within seven (7) days after resolution of the dispute in accordance with the payment terms of this Section 10.1. If the Parties do not resolve the dispute, then the Parties' liabilities and remedies shall be in accordance with the terms of this Coinbase PBA, which may include termination or suspension of the PB Services.

10.2	In addition to any fees payable pursuant to the Fee Schedule, as payment in part for the Custodial Services Coinbase provides under this Coinbase PBA, Client agrees to pay Coinbase an additional fee equal to the amount of any interest and other earnings attributable or allocable to Client Cash. Client agrees and understands that Coinbase will collect any such fees at the time such interest or other earnings are received by Coinbase and therefore Client’s account statements will not reflect any such interest.

11.	Confidentiality

11.1	Client and the Coinbase Entities each agree that with respect to: (i) any non-public information regarding Client’s use of or Coinbase’s performance of the Prime Services, including but not limited to any technical issues, errors, omissions, delays, or service interruptions, regardless of whether such issues, errors, omissions, delays, or service interruptions were experienced or caused by Client or Coinbase; and (ii) any non-public, confidential, or proprietary information of the other Party, including the existence and terms of this Coinbase PBA, the other Party’s business operations or business relationships (including the Coinbase Entities’ fees), (collectively, “Confidential Information”), it will not disclose such Confidential Information to any third party except to such party’s officers, directors, agents, employees, consultants, contractors and professional advisors who need to know the Confidential Information for the purpose of assisting in the performance of this Coinbase PBA and who are informed of, and agree to be bound by obligations of confidentiality no less restrictive than those set forth herein, and will protect such Confidential Information from unauthorized use and disclosure. Each Party shall use any Confidential Information that it receives pursuant to or in connection with this Coinbase PBA solely for purposes of providing or using the Prime Broker Services with respect to the Accounts, exercising their rights and performing their duties under this Coinbase PBA, complying with any applicable laws, rules and regulations and in the case of the Coinbase Entities, for internal risk management purposes and to develop and enhance products and services, using only aggregated and de identified information that does not identify the Accounts or Client. In addition, the Coinbase Entities may use and disclose personal information as otherwise provided in the Coinbase Privacy Policy at https://www.coinbase.com/legal/privacy, and may use and disclose other Confidential Information to the same extent. Confidential Information shall not include any (i) information that is or becomes generally publicly available through no fault of the recipient, (ii) information that the recipient obtains from a third party (other than in connection with this Test Agreement) that, to the recipient’s best knowledge, is not bound by a confidentiality agreement prohibiting such disclosure; (iii) information that is independently developed or acquired by the recipient without the use of Confidential Information provided by the disclosing Party; (iv) disclosure with the prior written consent of the disclosing Party.

11.2	Notwithstanding the foregoing, (i) each party may disclose Confidential Information of the other party to the extent required by a court of competent jurisdiction or governmental authority or otherwise required by law (additionally, in Coinbase’s case, to the extent so requested by its partners); provided, however, the Party making such required disclosure shall first notify the other Party (to the extent legally permissible) and shall afford the other Party a reasonable opportunity to seek confidential treatment if it wishes to do so; (ii) each party may disclose Confidential Information of the other party in connection with examination and oversight of the disclosing party by a governmental authority with supervisory authority over such party and (iii) no affiliate of Coinbase shall be considered a third party of any Coinbase Entity for purposes of this Coinbase PBA and the Coinbase Entities may freely share Client’s Confidential Information among each other and the Client, as well as Morgan Stanley Investment Management Inc. and its affiliates, may share Confidential Information of the Coinbase Entities among each other to the same extent as personal information consistent with the Coinbase Privacy Policy, as amended and updated from time to time at https://www.coinbase.com/legal/privacy or a successor website. All documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of the recipient shall be and remain the property of the disclosing party and shall be promptly returned to the disclosing party or destroyed, each upon the disclosing party’s request; provided, however, notwithstanding the foregoing, the recipient may retain one (1) copy of Confidential Information if (a) required by law or regulation, or (b) retained pursuant to a bona fide and consistently applied document retention policy; provided, further, that in either case, any Confidential Information so retained shall remain subject to the confidentiality obligations of this Coinbase PBA.

11.3	Notwithstanding anything contained in this Section 11, the Parties agree that the Client may file the Coinbase PBA as an exhibit in public filings with the Securities and Exchange Commission or equivalent regulatory body in the applicable jurisdiction, as may be required under applicable law, provided that Client shall give the Coinbase Entities reasonable advance notice of such filing and shall comply with the Coinbase Entities’ instruction to redact certain information in the Coinbase PBA that the Coinbase Entities deem proprietary and confidential. Client acknowledges and agrees that any pricing or fee information is highly confidential and shall not be shared with any third parties or included in any public filings without the prior express written approval of Coinbase, which shall not be unreasonably withheld.

12.	Security and Business Continuity

Coinbase’s information security standards and business continuity standards shall at minimum comply with the terms addressing information security, data protection and business continuity standards as set forth in Addendum No. 1.

13.	Acknowledgement of Risks

Client hereby acknowledges, that:

(i)	Digital Assets are not legal tender, are not backed by any government or government agency, and the Vault Account and the Trading Account are not subject to the Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections;

(ii)	Legislative and regulatory changes or actions at the state, federal, or international level may adversely affect (1) the use, transfer, exchange, and value of Digital Assets or (2) Coinbase’s ability or willingness to support one or more Digital Assets;

(iii)	Transactions in Digital Assets are irreversible, and, accordingly, Digital Assets lost due to fraudulent or accidental transactions may not be recoverable;

(iv)	Certain Digital Asset transactions will be deemed to be made when recorded on a public blockchain ledger, which is not necessarily the date or time that Client initiates the transaction or such transaction enters the pool;

(v)	The value of Digital Assets may be derived from the continued willingness of market participants to exchange any fiat currency for Digital Assets, which may result in the permanent and total loss of value of a Digital Asset should the market for that Digital Asset disappear;

(vi)	There is no assurance that a person or entity who accepts any Digital Asset as payment today will continue to do so in the future;

(vii)	The volatility and unpredictability of the price of Digital Assets relative to fiat currency may result in significant losses over a short period of time;

(viii)	The nature of Digital Assets may lead to an increased risk of fraud or cyber-attack;

(ix)	The nature of Digital Assets means that any technological difficulties experienced by a Coinbase Entity may prevent access to or use of Client Digital Assets; and

(x)	Any bond or trust account maintained by Coinbase Entities for the benefit of its customers may not be sufficient to cover all losses (including Losses) incurred by customers.

14.	Operation of Digital Asset Protocols

14.1	The Coinbase Entities do not own or control the underlying software protocols which govern the operation of Digital Assets. Generally, the underlying software protocols and, if applicable, related smart contracts (referred to collectively as “Protocols” for purposes of this Section) are open source and anyone can use, copy, modify, or distribute them. By using the PB Services, Client acknowledges and agrees that: (i) the Coinbase Entities make no guarantee of the functionality, security, or availability of underlying Protocols; (ii) some underlying Protocols are subject to consensus-based proof of stake validation methods which may allow, by virtue of their governance systems, changes to the associated blockchain or digital ledger (“Governance Modifiable Blockchains”), and that any Client transactions validated on such Governance Modifiable Blockchains may be affected accordingly; and (iii) the underlying Protocols are subject to sudden changes in operating rules (a/k/a “forks”), and that such forks may materially affect the value, function, and even the name of the Digital Assets. In the event of a fork relating to a Supported Digital Asset, Client agrees that the Coinbase Entities may temporarily suspend PB Services (with or without notice to Client) and that the Coinbase Entities may, in their sole discretion, determine whether or not to support or cease supporting either branch of the forked protocol entirely. The Coinbase Entities shall use commercially reasonable efforts to timely select at least one of the forked protocol branches to support and will identify such selection in a notice reasonably in advance of such fork (to the extent practicable) to provide Client the opportunity to arrange for the transfer of the relevant Digital Assets, which the Coinbase Entities shall use commercially reasonable efforts to accomplish in advance of such fork. In the event that Coinbase decides not to support (or ceases supporting) either branch of a forked protocol, Coinbase will use reasonable efforts to notify Client in advance wherever reasonably practicable to do so. Client agrees that the Coinbase Entities shall have no liability, obligation, or responsibility whatsoever arising out of or relating to the operation of Protocols, transactions affected by Governance Modifiable Blockchains, or an unsupported branch of a forked protocol and, accordingly, as between Coinbase and Client, Client acknowledges and assumes the risk of the same.

14.2	Except to the extent otherwise specifically communicated by the Coinbase Entities through a written public statement on the Coinbase website, the Coinbase Entities do not support airdrops, metacoins, colored coins, side chains, or other derivative, enhanced, or forked protocols, tokens, or coins, which supplement or interact with a Digital Asset (collectively, “Advanced Protocols”) in connection with the PB Services. The PB Services are not configured to detect, process, or secure Advanced Protocol transactions and neither Client nor any Coinbase Entity will be able to retrieve any unsupported Advanced Protocol. No Coinbase Entity shall have liability, obligation, or responsibility whatsoever in respect of Advanced Protocols.

15.	Disclaimer of Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PB SERVICES AND THE COINBASE WEBSITE ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY WARRANTY OF ANY KIND, AND THE COINBASE ENTITIES HEREBY SPECIFICALLY DISCLAIM ALL WARRANTIES WITH RESPECT TO THE PB SERVICES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OR CONDITIONS OF TITLE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE COINBASE ENTITIES DO NOT WARRANT THAT THE PB SERVICES, INCLUDING ACCESS TO AND USE OF THE COINBASE WEBSITES, OR ANY OF THE CONTENT CONTAINED THEREIN, WILL BE CONTINUOUS, UNINTERRUPTED, TIMELY, COMPATIBLE WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES, SECURE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR-FREE.

16.	Indemnification

16.1	Client shall defend, indemnify, and hold harmless each Coinbase Entity, its affiliates, and their respective officers, directors, agents, employees, and representatives (each, a “Coinbase Party” and collectively, the “Coinbase Parties”) from and against any and all Claims and Losses arising out of, or relating to (i) Client’s material breach of this Coinbase PBA, (ii) Client’s violation of any applicable law, rule, or regulation, (iii) any negligent, dishonest, fraudulent, or criminal act or omission on the part of the Client or any Client Party (as defined below), (iv) Client’s gross negligence, willful misconduct, or fraud, in each case unless such Claims or Losses arise out of or relate to Coinbase’s gross negligence, fraud, or willful misconduct. This obligation will survive any termination of this Coinbase PBA. Client shall not accept any settlement of any Claims or Losses if such settlement imposes any financial or non-financial liabilities, obligations or restrictions on, or requires an admission of guilt or wrong-doing from, any Coinbase Party, without such Coinbase Party’s prior written consent.

16.2	Coinbase shall defend and indemnify and hold harmless Client and their respective officers, directors, agents, employees and representatives (each, a “Client Party” and collectively, the “Client Parties”) from and against any and all direct Claims and Losses arising out of or relating to any (i) violation, misappropriation, or infringement by Client in its access or use of the PB Services in accordance with the terms and conditions of this Coinbase PBA upon any United States patent, copyright, trademark, trade secret or other intellectual property right of a third party, (ii) breach by Coinbase of the confidentiality, data protection, or information security obligations of Coinbase expressly provided in this Coinbase PBA, (iii) violation of applicable law, rule or regulation by Coinbase with respect to the provision of the PB Services, or (iv) gross negligence, fraud, or willful misconduct of Coinbase; unless such Claims or Losses arise out of or relate to Client’s gross negligence, fraud, willful misconduct, or breach of this Coinbase PBA. This obligation will survive any termination of this Coinbase PBA. Coinbase shall not accept any settlement of any Claims or Losses if such settlement imposes any financial or non-financial liabilities, obligations or restrictions on, or requires an admission of guilt or wrong-doing from, any Client Party, without such Client Party’s prior written consent.

16.3	Each Party’s indemnification obligation under Section 16 of this Coinbase PBA shall apply only if the indemnified Party does the following: (a) notifies the indemnifying Party promptly in writing, not later than thirty (30) days after the indemnified Party receives notice of the Claim (or sooner if required by applicable law); (b) gives the relevant indemnifying Party sole control of the defense and any settlement negotiations (subject to the below); and (c) gives the relevant indemnifying Party the information, authority, and assistance such indemnifying Party needs to defend against or settle the Claim. In any such Claim brought against any indemnified party, the indemnifying party shall assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party. The indemnifying party shall keep the indemnified party informed of the status of the defense of such Claims. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party. If the indemnifying party fails to appoint counsel within 10 days after the indemnified party has notified the indemnifying party of the Claim, or after the indemnifying party becomes aware of it, whichever is earlier, the indemnified party shall have the right to select and appoint counsel and conduct the defense of such Claim, and the reasonable expense thereof shall be paid by the indemnifying party.

16.4	For the avoidance of doubt, Coinbase shall not be obligated to defend or indemnify Client (1) to the extent that such a Claim is based upon any information, specification, instruction, software, service, data, or material not furnished by Coinbase; (2) for any portion of such a Claim that is based upon the combination of the PB Services with any information, specification, instruction, software, service, data, or material not provided by Coinbase; or (3) for any such Claims known to Client at the time the PB Services are used or accessed.

16.5	No Party providing indemnification pursuant to this Section 16 shall accept any settlement of any Claims or Losses if such settlement imposes any financial or non-financial liabilities, obligations, or restrictions on, or requires an admission of guilt or wrong-doing from, any party indemnified pursuant to this Section 16, without such party’s prior written consent.

16.6	For the purposes of this Coinbase PBA:

(a) “Claim” means any action, suit, litigation, demand, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other governmental, regulatory, or administrative body, or any arbitrator or arbitration panel; and

(b) “Losses” means any liabilities, damages, diminution in value, payments, obligations, losses, interest, costs and expenses, security, or other remediation costs (including any regulatory investigation or third party subpoena costs, reasonable attorneys’ fees, court costs, expert witness fees, and other expenses relating to investigating or defending any Claim); fines, taxes, fees, restitution, or penalties imposed by any governmental, regulatory, or administrative body, interest on and additions to tax with respect to, or resulting from, Taxes imposed on Client’s assets, cash, other property, or any income or gains derived therefrom; and judgments (at law or in equity) or awards of any nature.

16.7	For the avoidance of doubt, (a) the indemnification of the Coinbase Parties under Section 16.1 above is provided by each Client severally, and not jointly with any other Client; and (b) the indemnification by Coinbase under Section 16.2 above is provided to each Client severally, and not jointly with any other Client.

17.	Limitation of Liability

17.1	Standard of Care.

IN NO EVENT SHALL ANY COINBASE PARTY BE RESPONSIBLE OR LIABLE FOR ANY LOSS, CLAIM, OR DAMAGE SUFFERED BY CLIENT, EXCEPT TO THE EXTENT THAT SUCH LOSS, CLAIM, OR DAMAGE DIRECTLY RESULTED FROM THE NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD OF A COINBASE ENTITY.

NO COINBASE PARTY SHALL BE LIABLE FOR ANY LOSS CAUSED DIRECTLY OR INDIRECTLY BY (A) THE FAILURE OF CLIENT TO ADHERE TO COINBASE’S POLICIES AND PROCEDURES THAT HAVE BEEN DISCLOSED TO THE CLIENT, (B) ANY FAILURE OR DELAY TO ACT BY ANY SERVICE PROVIDER TO CLIENT, OR (C) ANY SYSTEM FAILURE (OTHER THAN A SYSTEM FAILURE CAUSED BY THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD OF A COINBASE ENTITY) THAT PREVENTS A COINBASE ENTITY FROM FULFILLING ITS OBLIGATIONS UNDER THIS COINBASE PBA.

17.2	Liability Caps.

THE LIABILITY OF SUCH COINBASE PARTY WILL NOT EXCEED

(A) THE GREATER OF (A) THE AGGREGATE AMOUNT OF FEES PAID BY CLIENT TO THE RELEVANT COINBASE ENTITY IN RESPECT OF THE PB SERVICES IN THE 12-MONTH PERIOD PRIOR TO THE OCCURRENCE OF THE EVENT GIVING RISE TO SUCH LIABILITY (SUCH EVENT, THE “LIABILITY EVENT”) AND (B) FIVE MILLION U.S. DOLLARS (US$5,000,000), OR

(B) SOLELY IN RESPECT OF CUSTODIAL SERVICES PROVIDED PURSUANT TO THE CUSTODY AGREEMENT, THE GREATER OF:

(i)	THE GREATER OF (A) THE AGGREGATE AMOUNT OF FEES PAID BY CLIENT TO COINBASE CUSTODY IN RESPECT OF THE CUSTODIAL SERVICES IN THE 12-MONTH PERIOD PRIOR TO THE LIABILITY EVENT, AND (B) FIVE MILLION U.S. DOLLARS (US$5,000,000); OR

(ii)	THE VALUE, AT THE TIME THE LIABILITY EVENT OCCURRED, OF THE SUPPORTED DIGITAL ASSETS ON DEPOSIT IN CLIENT’S VAULT ACCOUNT(S) DIRECTLY AFFECTED BY SUCH LIABILITY EVENT. THE COINBASE ENTITIES WILL VALUE THE SUPPORTED DIGITAL ASSETS USING THE SAME VALUATION METHODS AND PROCESSES THAT ARE OTHERWISE USED WHEN A COINBASE CUSTOMER SELLS AN ASSET ON THE COINBASE PB SITE OR ANY OTHER COMMERCIALLY REASONABLE VALUATION METHOD AS DETERMINED BY COINBASE IN ITS SOLE DISCRETION;

PROVIDED THAT, NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 17, NO LIMITATION OR EXCLUSION SHALL APPLY TO EITHER PARTY’S LIABILITY FOR: (a) FRAUD OR WILLFUL MISCONDUCT; OR (b) ANY MATTER FOR WHICH LIABILITY MAY NOT LAWFULLY BE LIMITED OR EXCLUDED.

PROVIDED FURTHER THAT IN NO EVENT SHALL COINBASE CUSTODY’S AGGREGATE LIABILITY IN RESPECT OF ANY CUSTODY WALLET EXCEED ONE HUNDRED MILLION U.S. DOLLARS (US$100,000,000). IN THE EVENT OF ANY LOSS SUSTAINED BY CLIENT FOR WHICH A COINBASE PARTY IS LIABLE HEREUNDER, THE LIABILITY OF SUCH COINBASE PARTY SHALL BE REDUCED TO THE EXTENT THAT CLIENT’S OWN BREACH CONTRIBUTED TO SUCH LOSS.

17.3	Waiver of Consequential Damages

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY HERETO SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE LOSS OR DAMAGE OR SIMILAR LOSSES OR DAMAGES (INCLUDING LOST PROFITS), EVEN IF THE OTHER PARTY HAD BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF.

21.1	No Joint and Several Liability

NOTHING IN THIS COINBASE PBA SHALL BE DEEMED TO CREATE ANY JOINT OR SEVERAL LIABILITY AMONG ANY OF THE COINBASE ENTITIES.

18.	Term, Termination and Suspension

This Coinbase PBA shall remain in effect until terminated by a Coinbase Entity or Client as follows:

18.1	Client or any Coinbase Entity may terminate this Coinbase PBA in whole or in part for any reason and absent an Event of Default by providing at least 90 days’ prior notice to the other party.

18.2	Regardless of any other provision of this Coinbase PBA, the Coinbase Entities may, in their sole discretion, suspend, restrict, or terminate Client’s PB Services, including by suspending, restricting, or closing Client’s Accounts or any provision of credit (as applicable), immediately upon the occurrence of an Event of Default, at any time and with notice to Client where practicable and not prohibited by applicable law, orders, rules or regulations. Coinbase will promptly restore any suspended or restricted access upon Client’s cure of the cause. Client may terminate this Agreement for Coinbase Event of Default, at any time. An Event of Default by one Client shall not constitute an Event of Default by any other Client unless an Event of Default has also independently occurred with respect to such other Client.

“Event of Default” shall mean:

(i)	Client breaches any material provision of this Coinbase PBA and such breach is not cured within one (1) Business Day after notice of such breach is given to Client in the case of a payment-related breach or is not cured within seven (7) Business Days after notice of such breach is given to Client in the case of a non-payment related breach;

(ii)	Client breaches any of the representations or warranties contained in Section 5 of this Coinbase PBA;

(iii)	A default or event of default under, or termination of, any other agreement between Client and a Coinbase Entity, including the Events of Default listed in the Post Trade Financing Agreement;

(iv)	Client takes any action to dissolve or liquidate, in whole or in part;

(v)	Client becomes insolvent, makes an assignment for the benefit of creditors, or becomes subject to the direct control of a trustee, receiver, or similar authority;

(vi)	Client institutes or becomes subject to any bankruptcy or insolvency proceeding under any applicable laws, rules, or regulations, such termination being effective immediately upon any declaration of bankruptcy ; provided however, that solely in respect of a petition or proceeding against Client seeking a judgment of insolvency or bankruptcy that is not instituted by Client, such petition or proceeding is not dismissed, discharged, stayed or restrained within 15 days of the institution or presentation thereof;

(vii)	Termination is required pursuant to a facially valid subpoena, court order, or binding order of a government authority;

(viii)	Any Account or Client’s use of the PB Services is subject to any pending litigation, investigation, or government proceeding or a Coinbase Entity reasonably perceives a heightened risk of legal regulatory non-compliance, in each case as associated with any Account or Client’s use of the PB Services;

(ix)	A Coinbase Entity reasonably suspects Client of attempting to circumvent a Coinbase Entity’s controls or uses the PB Services in a manner a Coinbase Entity otherwise deems inappropriate or potentially harmful to itself or third parties, and Client fails to provide Coinbase written evidence reasonably acceptable to Coinbase of Client’s non-circumvention of such controls within 3 Business Days following written notice from Coinbase; except that such notice may not be provided in cases involving transfers to wallet addresses associated with the identity of an individual or entity that is on the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control of the U.S. Department of the Treasury from time to time or in the event such notice is not permitted under applicable law; or

(x)	“Coinbase Event of Default” shall mean: (i) Coinbase takes any action to dissolve or liquidate, in whole or part; (ii) Coinbase becomes insolvent, makes an assignment for the benefit of creditors, becomes subject to direct control of a trustee, receiver or similar authority; or (iii) Coinbase becomes subject to any bankruptcy or insolvency proceeding under any applicable laws, rules and regulations, such termination being effective immediately upon any declaration of bankruptcy.

18.3	If Client receives written notice from Coinbase specifically stating or referencing that there has occurred an event which would give rise to a termination of this Agreement pursuant to section 18.2, (“Termination Event of Default”), then notwithstanding anything in this Agreement to the contrary, upon receipt of a notice from Client requesting a waiver by Coinbase of such Termination Event of Default, if Coinbase fails (i) to provide such waiver or (ii) to exercise any of its rights and remedies above for a period of 90 days following the receipt of such notice requesting a waiver from Client, then Coinbase shall have waived its right to terminate by reason of such event; provided however that this provision (i) does not limit Coinbase’s right to designate a Termination Event of Default as the result of the separate occurrence of such event or the occurrence of any other such event, (ii) shall not apply in the case of termination pursuant to section (vi) of Event of Default above and (iii) does not limit Coinbase’s right to designate a Termination Event of Default absent a notice from Client.

18.4	Client acknowledges that the Coinbase Entities’ decision to take certain actions, including suspending, restricting, or terminating the provision of PB Services, may be based on confidential criteria that are essential to a Coinbase Entity’s risk management and security practices and agrees that the Coinbase Entities are under no obligation to disclose the details of its risk management and security practices to Client.

18.5	Inactive Accounts. Client agrees that to the extent that Client has not utilized the PB Services or the Accounts have been inactive or dormant for a period of at least twelve (12) months, the Coinbase Entities may close any such dormant Accounts or cease to provide one or more PB Services or immediately, upon notice, terminate this Coinbase PBA.

18.6	Termination and Closure.

Upon notice by one Party hereunder to the other of the termination of this Coinbase PBA or the termination of a service provided hereunder or closure of an Account pursuant to 18.1, Client shall withdraw affected Client Assets (“Affected Assets”) within ninety (90) days following such notice to the extent not prohibited under applicable law, including applicable AML and Sanctions Laws and Regulations, or by a facially valid subpoena, court order, or binding order of a government authority. Client agrees that failure to do so within such period may result in Client Assets being transferred to Client’s linked bank account or Digital Asset wallet on file.

Client is liable to pay fees until all Client Assets are removed. However, the relevant Coinbase Entities will provide no services other than continuing to maintain Affected Assets following termination or closure. Notwithstanding anything provided herein to the contrary, the relevant Coinbase Entities may retain sufficient Client Assets to close out or complete any transaction that was in process prior to such termination or to satisfy any remaining obligations or indebtedness. Client is responsible for all fees, debits, costs, commissions, and losses arising from any actions a Coinbase Entity must take to liquidate or close transactions. In the event that Client terminates this Coinbase PBA in accordance with the terms herein, Coinbase shall use reasonable efforts to assist Client to transfer any Digital Assets, Fiat Currency or funds associated with the Digital Assets Wallet(s) or Fiat Wallet(s) as applicable to another provider within ninety (90) days of receipt of Client’s termination notice.

18.7	For the avoidance of doubt, the termination of this PBA by, or with respect to any Client shall not be interpreted as the termination of this PBA by, or with respect to any other Client.

19.	Set off

Upon the occurrence of an Event of Default, each Coinbase Entity may set off and net the amounts due from it or any other Coinbase Entity to Client and from Client to it or any other Coinbase Entity, so that a single payment (the “Net Payment”) shall be immediately due and payable by Client or the Coinbase Entity to the other (subject to the other provisions hereof and of any agreement with a Coinbase Entity). If any amounts cannot be included within the Net Payment, such amounts shall be excluded but may still be netted against any other similarly excluded amounts. Upon the occurrence of an Event of Default, each Coinbase Entity may also (a) liquidate, apply, and set off any or all Client Assets against any Net Payment, unpaid trade credits, or any other obligation owed by Client to any Coinbase Entity and (b) set off and net any Net Payment or any other obligation owed to Client by any Coinbase Entity against (i) any or all collateral or margin posted by any Coinbase Entity to Client (or the U.S. dollar value thereof, determined by Coinbase in its sole discretion on the basis of a recent price at which the relevant Digital Asset was sold to clients via the Trading Services), and (ii) any Net Payment, unpaid trade credits, or any other obligation owed by Client to any Coinbase Entity (in each case, whether matured or unmatured, fixed or contingent, or liquidated or unliquidated). Client agrees that in the exercise of setoff rights or secured party remedies, the Coinbase Entities may value Client Digital Assets using the same valuation methods and processes that are otherwise used when a Coinbase client sells an asset via the Trading Services or any other commercially reasonable valuation method as determined by Coinbase in its sole discretion. In taking any actions under this Section 19, subject to the prevailing market conditions, the liquidity of the relevant assets and the Coinbase Entities’ rights to preserve or protect the value of assets in order to fully satisfy any outstanding obligations of Client, the Coinbase Entities will use their reasonable efforts to take such actions, first, with respect to the Trading Balance and, second, with respect to the Vault Balance. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, this Section 19 shall not permit any Coinbase Entity to set-off any amount owed to, or by any one Client against any amount owed to, or by any other Client.

20.	Privacy

The Coinbase Entities shall use and disclose Client’s and its Authorized Representatives’ non-public personal information in accordance with the Coinbase Privacy Policy, as set forth at https://www.coinbase.com/legal/privacy or a successor website, and as amended and updated from time to time; provided, however, that Coinbase may not use any trade related information or data about the Client in a manner that is adverse to Client.

21.	Arbitration

21.1	Any Claim arising out of or relating to this Coinbase PBA, or the breach, termination, enforcement, interpretation, or validity thereof, including any determination of the scope or applicability of the agreement to arbitrate as set forth in this Section, shall be determined by arbitration in the state of New York or another mutually agreeable location before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, and the award of the arbitrator (the “Award”) shall be accompanied by a reasoned opinion. Judgment on the Award may be entered in any court having jurisdiction.

21.2	Within 15 days after the commencement of the arbitration, each Party shall select one person to act as arbitrator, and the two so selected shall select a third arbitrator within 30 days of the commencement of the arbitration. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by JAMS in accordance with its rules. All arbitrators shall serve as neutral, independent and impartial arbitrators.

21.3	This Agreement shall not preclude the Parties from seeking provisional relief, including injunctive relief, in any court of competent jurisdiction. Seeking any such provisional relief shall not be deemed to be a waiver of such party’s right to compel arbitration. The Parties expressly waive their right to a jury trial to the extent permitted by applicable law.

21.4	The Parties acknowledge that this Coinbase PBA evidences a transaction involving interstate commerce. Notwithstanding the provision herein with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Coinbase PBA shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1‒16).

22.	Recording of Conversations

For compliance and monitoring purposes, Client authorizes each Coinbase Entity at its sole discretion to record conversations between such Coinbase Entity and Client or its Authorized Representatives relating to this Coinbase PBA and the PB Services. In the event a dispute arises between Client and a Coinbase entity, the Coinbase Entity shall provide any available recordings to the Client upon request.

23.	Waiver

Any waivers of rights by the Coinbase Entities or the Client under this Coinbase PBA must be in writing and signed by Coinbase on behalf of the relevant Coinbase Entities, or by the Client, as applicable. A waiver will apply only to the particular circumstance giving rise to the waiver and will not be considered a continuing waiver in other similar circumstances. A Party’s failure to insist on strict compliance with this Coinbase PBA or any other course of conduct by such Party shall not be considered a waiver of its rights under this Coinbase PBA.

24.	Survival

All provisions of this Coinbase PBA which by their nature extend beyond the expiration or termination of this Coinbase PBA shall survive the termination or expiration of this Coinbase PBA.

25.	Governing Law

This Coinbase PBA and the PB Services will be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles.

26.	Force Majeure

Neither any Coinbase Entity nor the Client shall be liable to the other for delays, suspension of operations, whether temporary or permanent, failure in performance (except for any Client obligations to make payments to Coinbase hereunder), or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of the Party affected by it, including any act of God; embargo; natural disaster; act of civil or military authorities; act of terrorists; hacking; government restrictions; market volatility or disruptions in order trading on any CTV, exchange or market; suspension of trading; civil disturbance; war; strike or other labor dispute; fire; severe weather; interruption in telecommunications, Internet services, or network provider services; failure of equipment or software; failure of computer or other electronic or mechanical equipment or communication lines; unauthorized access; theft; outbreaks of infectious disease or any other public health crises, including quarantine or other employee restrictions; acts or omissions of any CTV; or any other catastrophe or other occurrence which is beyond the reasonable control of the Party affected by it; provided, however, that this Section 26 shall only apply for so long as such delay or prevention is occurring.

In the event that Client fails to perform its obligations hereunder as a result of the unavailability of the Federal Reserve Bank Wire or other systems required for the transfer of money or assets (an “Extraordinary Event”), such failure shall not result in a default, event of default, termination event, or constitute Cause, in each case, under this Coinbase PBA if (i) Client is able to demonstrate that such failure is materially due to an Extraordinary Event as determined by Coinbase in its reasonable good faith discretion, (ii) Client would have otherwise would have been able to perform the relevant obligations when due, and (iii) Client promptly performs its obligations following the termination or completion of the Extraordinary Event or upon being able to operationally perform its obligations if able to do so earlier than the termination or completion of the relevant Extraordinary Event.

27.	Unclaimed Property

If a Coinbase Entity (i) is holding Client Assets, (ii) has no record of Client’s use of the Custodial Services or Trading Services as applicable for an extended period, and/or (iii) is otherwise unable to contact Client or its Authorized Representative, then the Coinbase Entity may be required under applicable laws, rules, or regulations to report these assets as unclaimed property and to deliver such unclaimed property to the applicable authority. The Coinbase Entity may deduct a dormancy fee or other administrative charge from such unclaimed funds, as permitted by applicable laws, rules, or regulations.

28.	Independent Contractor; Personnel Matters

Coinbase acknowledges that it is acting as an independent contractor, that Coinbase is solely responsible for its acts and omissions, and that nothing in this Agreement shall be construed to create an employment, worker, agency, partnership or joint venture relationship between the Client or any of its affiliates and Coinbase or any Coinbase personnel.

29.	Entire Agreement; Headings; Severability

This Coinbase PBA, together with all exhibits, addenda, and supplements attached hereto or referenced herein, comprise the entire understanding between Client and the Coinbase Entities as to the PB Services and supersedes all prior discussions, agreements, and understandings, including any previous version of this Coinbase PBA, and a Custodial Services Agreement between Client and any Coinbase Entity, including all exhibits, addenda, policies, and supplements attached thereto or referenced therein. Section headings in this Coinbase PBA are for convenience only and shall not govern the meaning or interpretation of any provision of this Coinbase PBA.

If any provision or condition of this Coinbase PBA shall be held invalid or unenforceable, the remainder of this Coinbase PBA shall continue in full force and effect.

30.	Amendments

Any modification or addition to this Coinbase PBA must be in writing and either (a) signed by a duly authorized representative of each party, or (b) approved by Coinbase and accepted and agreed to by Client.

31.	Assignment

Any assignment of Client’s rights or licenses granted under this Coinbase PBA without obtaining the prior written consent of Coinbase shall be null and void; provided such consent shall not be unreasonably withheld, conditioned, or delayed. Coinbase reserves the right to assign its rights under this Coinbase PBA without restriction, including to any of the Coinbase Entities or their affiliates or subsidiaries, or to any successor in interest of any business associated with the PB Services (such affiliate, subsidiary or successor, an “Assignee”), provided that Coinbase shall notify Client within a commercially reasonable amount of time after such assignment; provided further, that any such Assignee has at the time of such assignment the operational capacity and all necessary legal and/or regulatory approvals, licenses and permissions to provide the PB Services to Client, and that the security measures utilized by such Assignee shall be substantially as secure as those employed by Coinbase. Subject to the foregoing, this Coinbase PBA will bind and inure to the benefit of the Parties, their successors, and permitted assigns.

32.	Electronic Delivery of Communications and Notices

32.1	Client agrees and consents to receive electronically (including through a posting on the Coinbase PB Site) all communications, agreements, documents, notices, information, and disclosures (collectively, “Communications”) that the Coinbase Entities provide in connection with the PB Services. Communications include: (a) terms of use and policies Client agrees to, including updates to policies or the Coinbase PBA; (b) details of Client’s use of the PB Services, including transaction receipts, confirmations, records of deposits, withdrawals, or transaction information; (c) legal, regulatory, and tax disclosures or statements the Coinbase Entities may be required to make available to Client; (d) responses to claims or customer support inquiries filed in connection with Client’s use of the PB Services; and (e) notice of termination or closure.

32.2	Client agrees that electronically delivered Communications may be accepted and agreed to by Client through the PB Services interface. Furthermore, the Parties consent to the use of electronic signatures in connection with Client’s use of the PB Services.

32.3	If a notice is not provided electronically as provided for in Section 32.1 above, then the notice shall be in writing delivered to the Party at its address specified below via an overnight mailing company of national reputation. Any Party that changes its notice address or principal place of business must notify the other Party promptly of such change.

If to any Coinbase Entity:

Legal Department

Coinbase, Inc.

248 3rd St, #434

Oakland, CA 94607

legal@coinbase.com

If to Client:

CSC Delaware Trust Company

Attention: Corporate Trust Administration

251 Little Falls Drive

Wilmington, DE 19808

with a copy to Sponsor of the Client:

Morgan Stanley Investment Management Inc.

1585 Broadway

New York, New York 10036

Attn: Clare Wlodarcyzk

32.4	In the event of any market operations, connectivity, or erroneous trade issues that require immediate attention including any unauthorized access to the PB Services or the Coinbase PB Site, please contact:

To Coinbase: https://help.coinbase.com/en/contact-us

To Client: msim_crypto_etp@morganstanley.com

Client has the sole responsibility to provide the Coinbase Entities with true, accurate, and complete contact information including any e-mail address, and to keep such information up to date. Client understands and agrees that if a Coinbase Entity sends Client an electronic Communication but Client does not receive it because Client’s primary email address on file is incorrect, out of date, blocked by Client’s service provider, or Client is otherwise unable to receive electronic Communications, such Coinbase Entity will be deemed to have provided the Communication to Client. Client may update Client’s information on the Coinbase PB Site or by providing a notice to Coinbase as prescribed above.

Any notice or other communication in respect of this Coinbase PBA shall be deemed effective: (i) if sent by email, on the date it is sent; (ii) if posted on a website, the date on which it is posted; or (iii) if by overnight mail, the following Business Day after it is sent. If a communication is sent (or delivery is attempted) on a non-Business Day, the communication will be deemed effective on the first following day that is a Business Day.

“Business Day” means any day on which it is not (i) a public holiday in New York, or (ii) a Saturday or Sunday.

32.5	To see more information about our regulators, licenses, and contact information for feedback, questions, or complaints, please visit https://www.coinbase.com/legal/licenses.

33.	Address for Process

Client hereby appoints the entity located in the state of New York detailed below to receive for itself and on its behalf any service of process (the “Process Agent”) with respect to any claim, action, or proceeding arising hereunder or related to this Coinbase PBA. Client will promptly notify Coinbase of any change in Process Agent and provide details of the substitute process agent who is acceptable to Coinbase.

Process Agent:

Address:

CSC Delaware Trust Company

Attention: Corporate Trust Administration

251 Little Falls Drive

Wilmington, DE 19808

Client irrevocably consents to service of process in a manner provided for in Section 32. Nothing in this Coinbase PBA will affect the right of Coinbase to serve process in any other manner permitted by applicable law.

34.	Natural Persons

To the extent Client is a natural person over 18 years of age, if Coinbase receives legal documentation confirming Client’s death or other information leading Coinbase to believe Client is deceased, Coinbase will freeze Client’s access to the PB Services (“Freeze Period”). During the Freeze Period, no transactions may be completed until (i) Client’s designated fiduciary has entered into a new Coinbase Prime Broker Agreement and the entirety of Client Assets have been transferred to the accounts subject to that Coinbase Prime Broker Agreement, or (ii) Coinbase has received proof in a form satisfactory to Coinbase that Client is not deceased. If Coinbase has reason to believe Client is deceased but Coinbase does not have proof of Client’s death in a form satisfactory to Coinbase, Client authorizes Coinbase to make inquiries, whether directly or through third parties, that Coinbase considers necessary to ascertain whether Client is deceased. Upon receipt by Coinbase of proof satisfactory to Coinbase that Client is deceased, the fiduciary Client designated in a valid will or similar testamentary document will be required to enter into a new Coinbase Prime Broker Agreement. If Client has not designated a fiduciary, then Coinbase reserves the right to (i) treat as Client’s fiduciary any person entitled to inherit Client’s Client Assets, as determined by Coinbase upon receipt and review of the documentation Coinbase, in its sole and absolute discretion, deems necessary or appropriate, including (but not limited to) a will, a living trust, or a small estate affidavit, or (ii) require an order designating a fiduciary from a court having competent jurisdiction over Client’s estate. In the event Coinbase determines, in its sole and absolute discretion, that there is uncertainty regarding the validity of the fiduciary designation, Coinbase reserves the right to require an order resolving such issue from a court of competent jurisdiction before taking any action relating to the PB Services. Pursuant to the above, the entry into a new Coinbase Prime Broker Agreement by a designated fiduciary is mandatory following the death of Client, and Client hereby agrees that its fiduciary shall be required to enter into a new Coinbase Prime Broker Agreement and provide required account opening information to gain access to the contents of Client’s PB Services.

35.	Counterparts

This Coinbase PBA may be executed in one or more counterparts, including by email of .pdf signatures or DocuSign (or similar electronic signature software), each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same Coinbase PBA.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Coinbase PBA, including the Custody Agreement and MTA, to be duly executed and delivered on the Effective Date.

COINBASE, INC. For itself and as agent for the Coinbase Entities

By:

Name:

Title:

Date:

MORGAN STANLEY INVESTMENT MANAGEMENT, INC. AS DELEGATED SPONSOR FOR AND ON BEHALF OF MORGAN STANLEY ETHEREUM TRUST

By:

Name:

Title:

Date:

Address:

E-Mail:

Schedule A

List of Client Entities

Clients:

1.	Morgan Stanley Bitcoin Trust

2.	Morgan Stanley Ethereum Trust

3.	Morgan Stanley Solana Trust

EXHIBIT A

to the Coinbase Prime Broker Agreement

COINBASE CUSTODY SERVICES AGREEMENT

This Coinbase Custody Services Agreement (the “Custody Agreement”) is entered into between by and between each entity listed in Schedule A to then Coinbase PBA, (each a “Client” and referred to together herein as the “Client”, except as otherwise expressly indicated) and Coinbase Custody and forms a part of the respective Coinbase PBA between each Client and the Coinbase Entities. Capitalized terms used in this Custody Agreement that are not defined herein shall have the meanings assigned to them in the other parts of the Coinbase PBA. This Custody Agreement shall constitute separate agreements, each between a single Client and the Coinbase Custody, as if such Client had executed a separate Custody Agreement naming only itself as the Client, and no Client shall have any liability for the obligations of any other Client.

1.	Custody Accounts.

1.1	Accounts Established. Coinbase Custody shall establish and maintain a vault account for the purpose of storing Digital Assets (the “Vault Account”) and effecting Custody Transactions (as defined below) (the “Custodial Services”). Digital Assets credited to the Vault Account will be held by Coinbase Custody in one or more segregated cold wallets (each, a “Custody Wallet”) in Client’s name controlled and secured by Coinbase Custody. Coinbase Custody shall, upon written request, provide Client’s authorized independent auditor confirmation of or access to information sufficient to confirm (i) Client’s Digital Assets held and all Custody Transactions undertaken during any relevant period of investigation as reasonably requested by the auditor, and (ii) Client’s Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as agent or trustee for Client’s clients.

1.2	Maintenance of Assets. Coinbase Custody is a fiduciary under Section 100 of the New York Banking Law and a qualified custodian for purposes of Rule 206(4)-2(d)(6) under the Investment Advisers Act, and has the regulatory approvals necessary to custody Client Digital Assets in trust on Client’s behalf. Unless Client instructs Coinbase Custody to hold these assets as a bailee, Coinbase Custody will hold these assets in trust and administer them for Client’s benefit consistent with New York Estates, Powers, and Trusts Law § 13-A-4.1 and New York Banking Law § 100. Client Assets in Client’s Vault Account shall (i) be segregated from, and not commingled with, the assets held by Coinbase Custody as principal and the assets of other clients of Coinbase Custody, (ii) not be treated as general assets of Coinbase Custody, and except as otherwise provided herein, Coinbase Custody shall have no right, title, or interest in such Client Assets, and (iii) at all times, constitute custodial assets and Client’s property. Coinbase Custody shall maintain adequate capital and reserves to the extent required by applicable law. Coinbase Custody shall not sell, transfer, assign, lend, hypothecate, pledge, or otherwise use or encumber Client Digital Assets in the Vault Account, except to sell, transfer, or assign such assets upon the Client’s Instructions.

2.	Vault Account.

2.1	Services Provided. The Custodial Services shall (a) permit Client (i) to transfer Client Digital Assets to and from the Vault Account, (ii) to deposit supported Digital Assets from a public blockchain address controlled by Client into the Vault Account, and (iii) to withdraw supported Digital Assets from the Vault Account to a public blockchain address controlled by Client, and (b) include certain additional services as may be agreed to between Client and Coinbase Custody from time to time. Each such transfer, deposit, or withdrawal shall be referred to as a “Custody Transaction” and shall conform to Instructions provided by Client through the Coinbase PB Site. Client must withdraw or deposit Digital Assets to public blockchain addresses and accounts owned by Client or an address for which Client (or a third party at the direction of the Client) has conducted the necessary Know Your Customer (“KYC”) and anti-money laundering (“AML”) due diligence. Coinbase Custody reserves the right to delay, refuse to process, or to cancel any pending Custody Transaction to comply with applicable law, including in response to a facially valid subpoena, court order, or other binding government order, or to enforce transaction, threshold, and condition limits, or if Coinbase Custody reasonably believes that the Custody Transaction may violate or facilitate the violation of an applicable law, regulation, or rule of a governmental authority or self-regulatory organization, or if it reasonably perceives a risk of fraud or illegal activity. Where Coinbase Custody refuses to process or cancels any pending Custody Transaction pursuant to this Section, it shall notify Client’s Authorized Representative as soon as practicable that it has taken such action, provided such notification is not prohibited under law, or a binding legal or regulatory order.

2.2	Digital Asset Deposits and Withdrawals. Coinbase Custody will process Custody Transactions according to Instructions received from Client or Client’s Authorized Representatives. Client must verify all deposit and withdrawal information prior to submitting Instructions to Coinbase Custody regarding a Custody Transaction. Coinbase Custody shall have no liability, obligation, or responsibility whatsoever for Client Digital Asset transfers sent to or received from a wrong party or sent or received with inaccurate Instructions, and Coinbase Custody does not guarantee the identity of any user, receiver, requestee, or other party. Coinbase Custody reserves the right to charge network fees (reasonably calculated by Coinbase Custody) to process a Custody Transaction on Client’s behalf. Once Client has initiated a Digital Asset withdrawal, the associated Client Digital Assets will be in a pending state and will not be included in the Vault Account. Client acknowledges that Coinbase may not be able to reverse a withdrawal once initiated.

2.3	Digital Asset Storage and Transmission Delays. Coinbase Custody requires up to twenty-four (24) hours between any request to withdraw Digital Assets held in a Custody Wallet and submission of Client’s withdrawal to the applicable Digital Asset network. Coinbase Custody securely stores all Digital Asset private keys in offline storage, so it may be necessary to retrieve certain information from offline storage in order to facilitate a withdrawal in accordance with Client’s Instructions, which may delay the initiation or crediting of such withdrawal. Client acknowledges and agrees that a Custody Transaction may be delayed, and that Digital Assets shall not be deposited or withdrawn upon less than twenty-four (24) hours’ notice initiated from a Custody Wallet. The time of such request shall be the time such notice is transmitted from a Custody Wallet. With respect to the foregoing, Coinbase Custody makes no representations or warranties with respect to the availability or accessibility of (1) the Digital Assets, (2) a Custody Transaction, (3) the Vault Account, or (4) the Custodial Services. While Coinbase Custody will make reasonable efforts to process Client-initiated deposits in a timely manner, Coinbase Custody makes no representations or warranties regarding the amount of time needed to complete processing, as such processing is dependent upon many factors outside of Coinbase Custody’s control. Digital Assets deposited by Client will be regarded as within the custody of Coinbase Custody if a Custody Transaction achieves a sufficient number of confirmations on the relevant blockchain and appears in Client's Custodial Account. Coinbase Custody will endeavor to process Client-initiated withdrawals in a timely manner and will as soon as practicable notify Client of any anticipated delays in processing a withdrawal beyond forty-eight (48) hours.

2.4	Supported Digital Assets. The Custodial Services are available only in connection with those Digital Assets that Coinbase Custody, in its sole discretion, decides to support, which may change from time to time. Prior to initiating a deposit of a Digital Asset to Coinbase Custody, Client must confirm that Coinbase Custody offers Custodial Services for that specific Digital Asset. By initiating a deposit of any Digital Asset to the Vault Account, Client attests that Client has confirmed that the Digital Asset being transferred is a supported Digital Asset offered by Coinbase Custody. Under no circumstances should Client attempt to initiate a Custody Transaction or use the Custodial Services to deposit or store Digital Assets in any forms that are not supported by Coinbase Custody. Depositing or attempting to deposit Digital Assets that are not supported by Coinbase Custody may result in such Digital Asset being irretrievable by Client and Coinbase Custody. Client shall be fully responsible and liable, and Coinbase Custody shall have no liability, obligation, or responsibility whatsoever, regarding any unsupported Digital Asset sent or attempted to be sent to it, or regarding any attempt to use the Custodial Services for Digital Assets that Coinbase Custody does not support. Digital Assets supported by Coinbase Custody shall be listed on the Coinbase PB Site. Coinbase Custody shall provide Client with thirty (30) days’ written notice before ceasing to support a Digital Asset, unless Coinbase Custody is required to cease such support sooner by court order, statute, law, rule (including a self-regulatory organization rule), regulation, code, or other similar requirement, in which case Coinbase Custody shall provide Client with notice as soon as reasonably practicable thereafter, provided such notification is not prohibited under law, a government order or similar binding legal or regulatory order.

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2.5	Use of the Custodial Services. Client acknowledges and agrees that Coinbase Custody may monitor use of the Vault Account and the Custodial Services. The resulting information may be utilized, reviewed, retained, and or disclosed by Coinbase Custody for its internal purposes or in accordance with the rules of any applicable legal, regulatory, or self-regulatory organization or as otherwise may be required to comply with relevant law, sanctions programs, legal process, or government request.

2.6	Independent Verification. If Client is subject to Rule 206(4)-2 under the Investment Advisers Act, Coinbase Custody shall, upon written request, provide Client’s authorized independent public accountant confirmation of or access to information sufficient to confirm (i) Client’s Assets as of the date of an examination conducted pursuant to Rule 206(4)-2(a)(4) or an audit conducted pursuant to Rule 206(4)-2(b)(4), and (ii) that Client Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as agent or trustee for Client’s clients.

2.7	Third Party Payments. The Custodial Services are not intended to facilitate third party payments of any kind. As such, Coinbase Custody has no control over, or liability for, the delivery, quality, safety, legality, or any other aspect of any goods or services that Client may purchase or sell to or from a third party (including other users of Custodial Services) involving Digital Assets that Client intends to store, or have stored, in Client’s Vault Account.

3.	Staking

3.1	Staking with Coinbase Custody Validators. For certain supported Digital Assets, Client may engage with Coinbase Custody to provide validator services for such supported Digital Assets pursuant to a separate agreement.

3.2	Staking With Third Party Validators. Client may engage with third-party service providers (“Third Party Staking Service Providers”) to provide validator services for Client’s Digital Assets. From time to time, Coinbase Custody may allow Client to select or designate (A) certain Third Party Staking Service Providers directly via the Coinbase PB Site, or (B) an arbitrary Third Party Staking Service Provider by manually entering the applicable staking or delegate address for such provider via the Coinbase PB Site (collectively, the “Third Party Staking Services”). Notwithstanding the affiliate relationship between the Coinbase Entities and Coinbase Crypto Services, LLC (d/b/a “Coinbase Cloud,” f/k/a Bison Trails), all staking services provided by Coinbase Cloud shall be deemed Third Party Staking Services and Coinbase Cloud shall be deemed a Third Party Staking Service Provider for purposes of this Section.

(i)	Third Party Staking Service Providers may require that Client withdraw its Digital Assets from Client’s Vault Account and transfer such assets to such Third Party Staking Service Provider, in which case, subject to any bonding, unbonding, warm-up, lockup, or any other restrictions on the applicable blockchain network, Client may do so in accordance with this Coinbase PBA.

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(ii)	Client hereby acknowledges and agrees that: (1) the availability of any Third Party Staking Service Providers on the Coinbase PB Site does not constitute an endorsement or approval by any Coinbase Entity of any such Third Party Staking Service Provider; (2) by electing to stake or delegate Client’s Digital Assets to any Third Party Staking Service Provider, including via the Third Party Staking Services, Client is subject to such Third Party Staking Service Provider’s terms of use, terms of service, or other applicable agreements; and (3) Third Party Staking Service Providers may require that Client’s Digital Assets be transferred on-chain to a wallet, public key, or smart contract address not controlled by Coinbase Custody or any other Coinbase Entity.

(iii)	Client is solely responsible for Client’s use of any Third Party Staking Service Providers and Third Party Staking Services. Client must ensure that the applicable staking or delegate address for any Third Party Staking Service Provider is accurately entered and updated from time to time, as necessary. There is no assurance that the Third Party Staking Services or any Third Party Staking Service Provider will be available, function, or operate as expected. Client may not receive any rewards regardless of the amount of time or the number of Digital Assets staked or delegated to Third Party Staking Service Providers. In addition, Client’s Digital Assets may be subject to slashing or a total loss due to Client’s use of Third Party Staking Service Providers, including via the Third Party Staking Services. The Coinbase Entities bear no responsibility whatsoever with respect to any decision made by Client to stake or delegate Digital Assets to any Third Party Staking Service Provider, including via the Third Party Staking Services, or any losses, damages, or liabilities arising therefrom.

4.	Coinbase Custody Obligations

4.1	Bookkeeping. Coinbase Custody shall keep timely and accurate records as to the deposit, disbursement, investment, and reinvestment of Client Assets, as required by applicable law and in accordance with Coinbase Custody’s internal document retention policies.

4.2	[Redacted].

5.	Additional Matters

In addition to any additional service providers that may be described in an addendum or attachment hereto, Client acknowledges and agrees that the Custodial Services may be provided from time to time by, through, or with the assistance of affiliates of, or vendors to, Coinbase Custody. Client shall receive notice of any material change in the entities that provide the Custodial Services, and Coinbase Custody shall remain subject to all obligations set forth herein notwithstanding such delegation.

[Remainder of page intentionally left blank]

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EXHIBIT B

to the Coinbase Prime Broker Agreement

COINBASE MASTER TRADING AGREEMENT

Client should carefully consider whether trading or holding Digital Assets is suitable for its purpose, including in relation to Client’s knowledge of Digital Assets and Digital Asset markets and Client’s financial condition. All investments involve risk, and the past performance of a financial product does not guarantee future results or returns.

This MTA sets forth the terms and conditions for Client to access Coinbase’s trade execution and automated trade routing services and Coinbase Execution Services to enable Client to submit orders (“Orders”) to purchase and sell specified Digital Assets (such services, the “Trading Services”). Client’s use of the PB Services, including the Trading Services, is subject to the terms of the Prime Trading Rules set forth at https://www.coinbase.com/legal/trading_rules or a successor website (as amended and updated from time to time, the “Prime Trading Rules”). Capitalized terms used in this MTA that are not defined herein shall have the meanings assigned to them in the other parts of the Coinbase PBA.

1.	Order Routing and CTVs

1.1	Trade Execution Service. The Trading Services include a trade execution service through which Client may submit Orders to purchase or sell Digital Assets. After Client submits an eligible Order, Coinbase will automatically route Orders, or a portion of such Orders, to one of the trading venues to which Coinbase has established connections (each such venue, a “CTV”), with the exception of certain stablecoins transactions, which Coinbase may execute on its exchange. Each Order sent to a CTV will be processed and settled at each CTV to which it is routed. Once an Order to purchase Digital Assets has been placed, the associated Client Assets (as defined below) used to fund the Order will be placed on hold and will generally not be eligible for other use or withdrawal.

1.2	CTVs. With each CTV, Coinbase shall establish an account in its name, or in its name for the benefit of its clients, to trade on behalf of its clients. Neither the establishment of such accounts nor the use of the Trading Services will cause Client to have a direct legal relationship, or account with, any CTV. Coinbase conducts commercially reasonable diligence prior to establishing connections to a new CTV. Coinbase will not intentionally match the buy and sell orders of its clients against each other and will not intentionally settle Orders against or otherwise trade with Coinbase’s principal funds. Client acknowledges that Coinbase and its other clients may trade in their own interests on the CTVs and could, therefore, be the counterparty to a Client’s Order on a CTV.

1.3	Selection of CTVs. Client acknowledges that Coinbase has sole discretion to determine the CTVs with which it will establish connections. Coinbase conducts commercially reasonable diligence prior to establishing connections to a new CTV. Coinbase directs Orders to the CTVs on an automated basis and generally will not manually route orders. In designing algorithms that determine an Order’s routing logic, Coinbase considers a variety of factors relating to the Order and the CTVs, including the speed of execution, whether the venue is able to consummate off-chain transactions, the availability of efficient and reliable systems, the level of service provided, and the cost of executing orders. Coinbase may receive cash payments or other financial incentives (such as reciprocal business arrangements) from CTVs.

1.4	Responsibility for CTVs. Other than with respect to any CTV that is an affiliate of Coinbase, Coinbase makes no representation or warranty of any kind regarding any CTV, including as to its financial condition, data, security, or quality of its execution services, and Coinbase shall have no liability, obligation, or responsibility whatsoever for the selection or performance of any CTV. Digital Assets may trade at different prices on different trading venues, and other CTVs or trading venues not used by Coinbase may offer better prices or lower costs than the CTV used to execute Client’s Order.

1.5	Coinbase as Agent and Principal. Coinbase acts in an agency capacity for purposes of certain Orders, and may also act in a principal capacity for certain other Orders, as specified in the Prime Trading Rules. Each Client must independently evaluate whether such services are appropriate given its own investing profile and sophistication, among other considerations.

1.6	Unless otherwise disclosed, Coinbase agrees to direct Client’s Orders in a manner that does not systematically favor Coinbase’s exchange platform or CTVs that provide financial incentives to Coinbase; provided, however, that under certain circumstances Coinbase may choose to intentionally route to the Coinbase exchange platform due to temporary conditions affecting CTVs (e.g. connectivity problems or funding constraints).

2.	Accounts for Trading

2.1	The Accounts. In connection with the Trading Services, the Coinbase Entities may provide access to two types of accounts: (1) the “Trading Account” (as described below in Sections 2.2 and 2.3), and (2) the Vault Account described in the Custody Agreement. The Coinbase PB Site provides Client a record of the Accounts. Client determines the allocation of Client Digital Assets between the Accounts. Maintenance of the Vault Account shall be subject to the terms of the Custody Agreement. The Trading Account is separate from any Digital Assets Client maintains directly with Coinbase Custody.

2.2	Client Digital Assets in the Trading Account. Client Digital Assets credited to the Trading Account are immediately available to Client for purposes of submitting an Order. Coinbase holds Digital Assets credited to the Trading Account in one of three ways: (i) in hot wallets containing the assets of multiple clients (each, an “Omnibus Hot Wallet”); (ii) in cold wallets containing multiple client assets (each, an “Omnibus Cold Wallet”); and (iii) in Coinbase’s accounts with CTVs (each, a “Coinbase CTV Digital Asset Account”). Client agrees that Coinbase has sole discretion in determining the allocation of Digital Assets credited to the Trading Account. Because Digital Assets credited to the Trading Account may be held on an omnibus basis and because of the nature of certain Digital Assets, Client does not have an identifiable claim to any particular Digital Asset. Instead, the Trading Account represents an entitlement to a pro rata share of the Digital Assets Coinbase has allocated to the Omnibus Hot Wallets, Omnibus Cold Wallets, and Coinbase CTV Digital Asset Accounts. Coinbase relies on the CTVs for the Coinbase CTV Digital Asset Accounts, and Client has no contractual relationship with the CTVs with respect to Digital Assets credited to the Trading Account.

2.3	Client Cash in Trading Account. Coinbase may hold Client Cash credited to the Trading Account in the following manner: (i) in one or more omnibus accounts in Coinbase’s name for the benefit of Coinbase’s clients at one or more U.S. insured depository institutions (each, a “Trading FBO Account”); or (ii) with respect to USD, liquid investments, which may include but are not limited to U.S. treasuries and money market funds, in accordance with state money transmitter laws. Each such account is separate from any Coinbase business or operating account. Coinbase will title the Trading FBO Accounts it maintains with U.S. insured depository institutions and maintain records of Client’s interest therein in a manner designed to make available Federal Deposit Insurance Corporation (“FDIC”) pass-through deposit insurance, up to the per-depositor coverage limit then in place (currently $250,000 per depositor per insured depository institution). Availability of pass-through deposit insurance with respect to the portion of Client Cash held in a Trading FBO Account is contingent upon Coinbase having correct information about Client as a customer, maintaining accurate records, and on a determination by the FDIC as receiver, at the time of a receivership of an insured depository institution holding a Trading FBO Account, that all regulatory conditions have been satisfied. Coinbase does not guarantee that pass-through FDIC deposit insurance will apply to Client Cash.

2.4	Pass-Through Insurance Availability. The list of the insured depository institutions at which Coinbase may place Client Cash in a Trading FBO Account is located at: https://help.coinbase.com/en/coinbase/other-topics/legal-policies/how-is-coinbase-insured. If Client holds other deposits at one of these institutions, it is possible that Client’s total deposits at such institution may exceed the per-depositor coverage limit. FDIC deposit insurance applies to cash deposits at an insured depository institution in the event of a failure of that institution. FDIC deposit insurance does not apply in the event of a failure of any Coinbase Entity or to any Digital Asset held by a Coinbase Entity on Client’s behalf. Client Cash is immediately available for purposes of submitting an Order, unless a restriction applies.

2.5	Transfer of Client Digital Assets Between Accounts. At Client’s election, all or a portion of Client Digital Assets may also be allocated, pursuant to the Custody Agreement, to the Vault Account at Coinbase Custody. A transfer of Client Digital Assets held in a Custody Wallet to Client’s Trading Account will be subject to Coinbase Custody’s standard cold storage withdrawal procedures. Client agrees that an Instruction to Coinbase to settle an Order to or from the Vault Account constitutes authorization to Coinbase to transfer Client Digital Assets to or from the Vault Account as necessary or appropriate to consummate such settlement.

2.6	Internal Ledgers. In all circumstances and consistent with laws and regulations applicable to the Coinbase Entities, the Coinbase Entities will keep an internal ledger that specifies Client Assets credited to each Account in each instance to enable the Coinbase Entities and their auditors and regulators to identify Client and Client Assets.

2.7	Ownership of Client Assets. Coinbase treats all Client Assets as custodial assets held for the benefit of Client. No Client Assets shall be considered to be the property of, or loaned to, Coinbase, except as provided in any loan agreement between Client and any Coinbase Entity.

3.	Role of Coinbase Custody

3.1	Relationship with Coinbase Custody. To facilitate the Trading Services with respect to the Trading Account, Coinbase may at its sole discretion maintain portions of the Omnibus Hot Wallet and the Omnibus Cold Wallet in one or more custodial accounts with its affiliate, Coinbase Custody, in the name of Coinbase for the benefit of its clients. In such circumstances, although the Omnibus Hot Wallet and the Omnibus Cold Wallet are held in Coinbase’s accounts at Coinbase Custody for the benefit of its clients, Client’s legal relationship for purposes of Digital Assets held in the Omnibus Hot Wallet and the Omnibus Cold Wallet will not be, directly or indirectly, with Coinbase Custody and the terms, conditions, and agreements relating to those wallets are to be governed by this MTA.

3.2	Client Digital Assets Held in Vault Account. Client Digital Assets held in the Vault Account are maintained directly with Coinbase Custody in Client’s name and are subject to the terms of the Custody Agreement.

4.	Cash and Digital Asset Deposits and Withdrawals (Trading Account)

4.1	Deposits of Client Cash in the Trading Account. Client must initiate a transfer from a linked bank account, a wire transfer, a SWIFT transfer, a deposit, or other form of electronic payment approved by Coinbase from time to time to a Trading FBO Account, the instructions for which are available on the Coinbase PB Site. Coinbase will credit the Trading Account with Client Cash once the applicable insured depository institution reflects the deposit into the Trading FBO Account.

4.2	Withdrawal of Client Cash from the Trading Accounts. Client may also initiate a withdrawal of Client Cash from the Trading Account at any time using the withdrawal function on the Coinbase PB Site.

4.3	Deposits of Client Digital Assets in the Trading Account. Client may transfer Client Digital Assets directly to the Omnibus Hot Wallet or Omnibus Cold Wallet, the instructions for which are available on the Coinbase PB Site. When Client transfers Digital Assets to Coinbase, it delivers custody and control of the Digital Assets to Coinbase or Coinbase’s designee, as applicable.

4.4	Withdrawal of Client Digital Assets from the Trading Account. In order to withdraw Digital Assets from the Trading Account, Client must provide applicable withdrawal Instructions via the Coinbase PB Site (each, a “Withdrawal Transfer”). Once Client has initiated a Withdrawal Transfer, the associated Client Digital Assets will be in a pending state and will not be included in Client’s Trading Account balance. Client acknowledges that Coinbase may not be able to reverse a Withdrawal Transfer once initiated.

4.5	Verification of Transactions. Client must verify all transaction information prior to submitting withdrawal Instructions to Coinbase, as Coinbase cannot and does not guarantee the identity of the wallet owner or bank account to which Client is sending Client Digital Assets or Client Cash, as applicable. Coinbase shall have no liability, obligation, or responsibility whatsoever for Client Digital Assets or Client Cash transfers sent to or received from an incorrect party or sent or received via inaccurate Instructions.

5.	Disruption to Coinbase Systems

5.1	Client Acknowledgement of Risks. Client acknowledges that electronic facilities and systems such as trade routing, Coinbase PB Site, and other systems used by Coinbase to process orders are vulnerable to disruption, delay, or failure and, consequently, such facilities and systems may be unavailable to Client as a result of foreseeable and unforeseeable events. Client understands and agrees that the Coinbase Entities do not guarantee uninterrupted access to the Trading Services or all features of the Trading Services. Client acknowledges that although Coinbase will attempt to provide notice of any scheduled unavailability that would result in Client being unable to access the Trading Services, the Coinbase Entities cannot guarantee advanced notice to Client. Coinbase will use reasonable efforts to attempt to provide notice of any scheduled unavailability that would result in Client being unable to access the Trading Platform or the Trading Services.

5.2	Coinbase Actions Upon Disruption. Coinbase may, in its sole discretion, take any of the following actions: (i) halt or suspend Trading Services, including the trading of any Digital Assets or currency, and Coinbase shall use reasonable efforts to provide Client with prior notice if practicable, or (ii) impose limits on the amount or size of Client’s Orders. The Coinbase Entities shall have no liability, obligation, or responsibility to Client as a result of making any changes to or suspending Trading Services.

6.	Prime Trading Rules and Order Types

6.1	Prime Trading Rules. Client agrees to comply with the Prime Trading Rules in effect at the time of any Order. Client agrees to review and become familiar with the terms of the various types of Orders (each, an “Order Type”) available through the Trading Services. Coinbase reserves the right to modify the terms of any Order Type and the Prime Trading Rules at any time and without prior notice to Client, and Client acknowledges that it is solely responsible for ensuring its knowledge of applicable Order Types and Prime Trading Rules prior to placing an Order.

6.2	Modifications. Coinbase may cancel any Order if Coinbase determines in its sole reasonable discretion that the Order was clearly erroneous according to the Prime Trading Rules; provided, however, Coinbase will notify Client prior to taking such action where practicable. The Coinbase Entities shall have no liability, obligation, or responsibility to Client as a result of exercising its rights under this Section.

7.	Market Data

Client agrees that its use of data made available to it through the Coinbase PB Site or any application programming interface(s), which may include the prices and quantities of orders and transactions executed on via the Trading Services (collectively “Market Data”), is subject to the Market Data Terms of Use, as amended and updated from time to time at https://www.coinbase.com/legal/market_data or a successor website.

8.	Coinbase Execution Services

8.1	Coinbase Execution Services. At Coinbase’s sole discretion, Client may elect to submit Orders (which terms shall include asset, quantity, price, settlement timing and fees) to Coinbase Execution Services (“CES”), a Trading Service through which CES personnel will execute Orders on behalf of Client. CES will execute Orders by using automated trade routing services or by filling Orders on Coinbase’s over-the-counter (“OTC”) trading service (“OTC Services”). Coinbase has sole and absolute discretion to accept or reject any Order. Coinbase and Client may communicate regarding Instructions related to Orders on a mutually agreed communication medium, including instant messaging, email, and telephone.

8.2	CES Order Process. CES brokers Orders on a commercially reasonable basis as Client’s agent and may exercise discretion in executing Orders. Client must pre-fund its Trading Account or establish a credit arrangement with Coinbase prior to submitting Orders. By electing to use CES, Client agrees that it is authorizing CES personnel to access the Accounts to initiate and execute Orders on Client’s behalf. Client acknowledges that CES personnel will retain the ability to execute Orders on Client’s behalf until Client provides Coinbase with Instructions to terminate such ability. Absent express written agreement between the Parties, Coinbase will accept Orders only from Authorized Representatives as having trading authority for Client.

8.3	OTC Services. For OTC Services, CES personnel will confirm the Order with Client prior to executing the Order. Coinbase has policies and procedures in place that are reasonably designed to prevent the disclosure of any Client identity to its OTC counterparty. Coinbase may, in its sole and absolute discretion, accept the following statements (or similar or analogous statements) as Client’s final and binding agreement to the terms of an Order: “done,” “I buy,” “bought,” “I sell,” or “sold.” A completed, executed, and settled Order will be reflected on the Coinbase PB Site.

8.4	For Orders fulfilled via OTC Services (“OTC Orders”), each of Client’s and its OTC counterparty’s confirmations of the terms of the OTC Order deems such OTC Order as binding and final, and thereby executed. Client’s failure to timely settle an executed OTC Order in accordance with the settlement terms will constitute a default under the Coinbase PBA. Upon Client’s default of an OTC Order:

(a)	In addition to all rights under this Coinbase PBA, Coinbase may exercise any rights of a secured creditor with respect to its interests in Client’s assets, and may exercise all other rights under agreements between Client and any of the Coinbase Entities. The Coinbase Entities agree that they will exercise their secured creditor rights, including rights to setoff under Section 19 of the General Terms, with respect to Client’s Trading Account before exercising their secured creditor rights with respect to the Vault Account.

(b)	Client hereby grants to Coinbase a continuing first priority security interest in, lien on and right of set off against all of Client’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in Client’s Trading Account and Vault Account in the Client’s Custodial Account together with proceeds thereof, in order to secure repayment of costs, fees, and all other obligations of Client to Coinbase arising hereunder from time to time. Client shall execute such documents and take such other actions as Coinbase shall reasonably request in order to perfect and maintain the priority of the Coinbase’s security interest with respect to Client’s Trading Account and Vault Account.

(c)	Client hereby authorizes Coinbase Custody, as securities intermediary with respect to the Vault Account, to comply with all instructions and entitlement orders from Coinbase, as secured party, with respect to the disposition of assets in Client’s Vault Account as contemplated herein without further consent or direction from Client or any other party. Coinbase Custody agrees to follow such instructions and entitlement orders without further consent or direction from Client or any other party.

(d)	Without prior notice to Client, Coinbase shall have the right to: (i) transfer Client Assets from Client’s Trading Account to Coinbase to settle the OTC Order subject to default, and/or (ii) liquidate or cancel outstanding OTC Orders (including OTC Orders that have been submitted or are in the process of being fulfilled).

(e)	Without prior notice to Client, Coinbase may suspend or terminate the Client’s ability to receive extensions of credit from Coinbase Credit, regardless of whether Client has cured the default.

If the above actions are not sufficient to satisfy all obligations of Client to Coinbase in respect of OTC Orders subject to default, Coinbase shall have the right to liquidate any and all of Client’s assets and positions held with Coinbase or Coinbase Custody, including the Trading Account and Vault Account, to cover any Losses incurred by Client’s failure to settle the OTC Order. In connection with liquidating such assets, Client authorizes Coinbase, in Coinbase’s sole discretion, to liquidate any of Client’s Digital Assets in a commercially reasonable sale at the market price that otherwise applies to such Digital Assets at the time of liquidation, without regard to whether Client would recognize a gain or loss on such sale or would recognize a greater or lesser gain or loss if different Digital Assets were sold. Client understands that the value of Digital Assets may rise or fall quickly, and Coinbase has no obligation to liquidate Client’s Digital Assets at a time that provides the best price for Client. Client agrees that Digital Assets held in its Trading Account and the Vault Account are of a kind or type customarily sold on recognized markets, subject to standard price quotations and may decline speedily in value. Client agrees that if Coinbase exercises its setoff rights or secured party remedies against Client’s Digital Assets, that Coinbase may value such Digital Assets using the same valuation method and same process that is otherwise used when Digital Assets are sold on the Trading Platform or any other commercially reasonable valuation method. A sale by Coinbase of Client’s Digital Assets, without notice, at a private sale using the valuation and method described above shall be a commercially reasonable method of disposition.

9.	Determination of Suitability; All Risks Not Disclosed

Coinbase’s provision of the Trading Services is neither a recommendation that Client enter into a particular Order nor a representation that any product described on the Coinbase PB Site is suitable or appropriate for Client. Many of the Trading Services described on Coinbase PB Site involve significant risks, and Client should not use the Trading Services unless it has fully understood all such risks and has independently determined that such Orders are appropriate. Any discussion of the risks contained in this MTA or on the Coinbase PB Site should not be considered to be a disclosure of all risks or a complete discussion of the applicable risks.

10.	Characterization of Trading Services; Not a Registered Broker-Dealer or Investment Adviser

Client understands and acknowledges that no transactions executed in connection with the Trading Services are securities transactions, and the Coinbase Entities are not registered with either of the U.S. Securities and Exchange Commission or Financial Industry Regulatory Authority as broker-dealers or investment advisers or licensed under any state securities laws. Further, Coinbase is not acting as a fiduciary in respect of Client (including in connection with its rights under this MTA) and does not have any responsibility under the standards governing the conduct of broker-dealers, fiduciaries, investment advisers, or investment managers. Client agrees and acknowledges that any information or advice provided by Coinbase or any other Coinbase Entity does not and will not serve as the basis of any investment decision.

11.	Coinbase Corporate Accounts

Coinbase and its affiliates may transact through corporate trading accounts (“Coinbase Corporate Accounts”) for purposes including inventory management, to facilitate Orders, and for other corporate purposes. To the extent that a Coinbase Corporate Account transacts through Coinbase or the Coinbase PB Site, the Coinbase Corporate Account (i) will not have any special priority vis-a-vis Client Orders and will be subject to the Prime Trading Rules, (ii) will trade only on Market Data available to all Clients, and (iii) will not access any non-public data of other Clients. The Coinbase Entities’ internal ledger(s) will indicate the amount of each Digital Asset held for each Client and each such Coinbase Corporate Account.

12.	Term, Termination and Suspension

Regardless of any other provision of this MTA, Coinbase may, in its sole discretion, suspend, restrict, or terminate the Trading Services, including by suspending, restricting, or closing Client’s access to the Trading Account and related services, or CES, in accordance with the General Terms.

ADDENDUM NO. 1

COINBASE SECURITY ADDENDUM

[Redacted]

Appendix 1

to the Coinbase Prime Broker Agreement

COINBASE PRIME FEE SCHEDULE

[Redacted]